As filed with the Securities and Exchange Commission on July 19, 2019.

Registration No. 333-188601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nielsen Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1225347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

85 Broad Street New York, New York 10004 (646) 654-5000	Nielsen House John Smith Drive Oxford Oxfordshire, OX4 2WB United Kingdom +1 (646) 654-5000	Oxford Oxfordshire, OX4 2WB United Kingdom +1 (646) 654-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated Nielsen 2010 Stock Incentive Plan

Nielsen 2019 Stock Incentive Plan

(Full Title of the Plan)

George D. Callard

Chief Legal & Corporate Affairs Officer

Nielsen Holdings plc

85 Broad Street

New York, New York 10004

(646) 654-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

On May 14, 2013, Nielsen Holdings N.V., a Dutch company (“Nielsen-Netherlands”) filed a registration statement on Form S-8 (Registration No. 333-188601) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 9,300,000 shares of Nielsen-Netherland’s Common Stock (“Common Stock”) available for issuance under the Amended and Restated Nielsen 2010 Stock Incentive Plan (the “2010 Incentive Plan”). The Registration Statement also covered an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Nielsen-Netherlands paid a registration fee of $45,908 at that time to register the securities.

On August 31, 2015, a post-effective amendment to the Registration Statement (“Post-Effective Amendment No. 1”) was filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Nielsen Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as the successor issuer to Nielsen-Netherlands, following a merger transaction (the “Merger”) that became effective on August 31, 2015. Through the Merger, the 2010 Incentive Plan was assumed by the Company. The Company expressly adopted the Registration Statement filed by Nielsen-Netherlands with the Commission as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On May 21, 2019 (the “Approval Date”), the shareholders of the Company approved the Nielsen 2019 Stock Incentive Plan (the “2019 Incentive Plan”). As of the Approval Date, no new awards may be granted under the 2010 Incentive Plan (although awards made under the 2010 Incentive Plan prior to the Approval Date will remain outstanding in accordance with their terms and those of the 2010 Incentive Plan). The number of shares of Common Stock for which awards may be granted under the 2019 Incentive Plan shall be 7,200,000 shares of Common Stock plus 3,220,431 shares of Common Stock, which were previously available for issuance under the 2010 Incentive Plan and, pursuant to the terms of the 2019 Incentive Plan, have become available for issuance under the 2019 Incentive Plan (the “Unused 2010 Shares”), plus the number of shares of Common Stock underlying any award granted under the 2010 Incentive Plan that expires or is canceled, forfeited or terminated for any reason whatsoever under the terms of the 2010 Incentive Plan (together with the Unused 2010 Shares, the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement (“Post-Effective Amendment No. 2”) to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2019 Incentive Plan and to file as an exhibit hereto a copy of the 2019 Incentive Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2010 Incentive Plan. This Post-Effective Amendment No.  2 amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change (the Registration Statement as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, the “Amended Registration Statement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to eligible employees as specified in Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this Amended Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated by reference in this Amended Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on April 30, 2019;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2019, January 4, 2019, March 4, 2019, May 23, 2019 and July 5, 2019; and

(d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on January 20, 2011 pursuant to Section 12(b) of the Securities Act, including any amendments or supplements thereto, as updated by the description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K filed with the Commission on September 1, 2015.

All other documents and reports subsequently filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) after the date of this Amended Registration Statement and prior to the filing of a post-effective amendment to this Amended Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this Amended Registration Statement except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s articles of association enable the Company to indemnify its directors and officers and to advance expenses to defend claims against directors and officers to the full extent of English law. Subject to exceptions described below, English law does not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.

The exceptions under the English Companies Act of 2006 allow a company to (and the Company’s articles of association provide that the Company may):

•	purchase and maintain director and officer insurance (the “D&O Insurance”) against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

•	provide a qualifying third party indemnity provision (the “QTPIP”). This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). The Company can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•	make advancements to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

We have entered into indemnification agreements with the members of the board of directors and may enter into indemnification agreements with certain of our officers. We also purchased directors’ and officers’ liability insurance for the members of the board of directors and certain of our officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Amended Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Amended Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Amended Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Amended Registration Statement or any material change to such information in the Amended Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Amended Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Amended Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of Association of Nielsen Holdings plc (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K file by the registrant on August 31, 2015)

4.2†	Nielsen 2019 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on May 23, 2019)

4.3†	Amended and Restated Nielsen 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on August 31, 2015)

5.1*	Opinion of Clifford Chance LLP

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

23.2*	Consent of Clifford Chance LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages to this Amended Registration Statement)

* †	Filed herewith Management or compensatory arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 19, 2019.

NIELSEN HOLDINGS PLC

By:	/s/ George D. Callard

Name: George D. Callard Title: Chief Legal & Corporate Affairs Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George D. Callard and Emily Epstein, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Kenny David Kenny	Chief Executive Officer and Director (principal executive officer)	July 19, 2019

/s/ David J. Anderson David J. Anderson	Chief Financial Officer and Chief Operating Officer (principal financial officer and principal accounting officer)	July 19, 2019

/s/ James A. Attwood, Jr. James A. Attwood, Jr.	Executive Chairman	July 19, 2019

/s/ Guerrino De Luca Guerrino De Luca	Director	July 19, 2019

/s/ Karen M. Hoguet Karen M. Hoguet	Director	July 19, 2019

/s/ Harish Manwani Harish Manwani	Director	July 19, 2019

/s/ Robert C. Pozen Robert C. Pozen	Director	July 19, 2019

/s/ David Rawlinson David Rawlinson	Director	July 19, 2019

/s/ Javier G. Teruel Javier G. Teruel	Director	July 19, 2019

/s/ Lauren Zalaznick Lauren Zalaznick	Director	July 19, 2019

/s/ Emily Epstein Emily Epstein	Registrant’s Authorized Representative in the United States	July 19, 2019